Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2006

•	Fourth quarter net income was $1.28 per share, which included net realized investment gains of $0.01 per share

•	Selling, general and administrative expense ratio continued to improve, declining by 100 basis points from fourth quarter of 2005

•	Full year 2006 net income was $4.82 per share, an increase of 22% from 2005

•	Operating cash flow was strong in 2006, exceeding $4.0 billion or 1.3 times net income

•	Company expects 1.4 million new members and net income of $5.53 per share in 2007

Indianapolis, IN – January 24, 2007 – WellPoint, Inc. (NYSE: WLP) today announced that fourth quarter 2006 net income was $801.1 million, or $1.28 per share. These results included $0.01 per share in net realized investment gains. Net income in the fourth quarter of 2005 was $652.0 million, or $1.04 per share, including $0.01 per share in net realized investment losses.

Full year 2006 net income was $4.82 per share, including $0.04 per share in tax benefits resulting from a change in state tax apportionment factors following the WellChoice acquisition. Net income for the full year of 2005 was $3.94 per share. The 2005 results included expenses of $0.10 per share due to the multi-district settlement agreement and net realized investment losses of $0.01 per share, partially offset by benefits of $0.04 per share for the favorable resolution of a tax matter relating to the sale of certain subsidiaries in the mid-1990s.

“Throughout 2006, we introduced a number of new products and services that were focused on improving the health of our members, enhancing quality, and providing more options to meet the diverse needs of consumers across the country,” said Larry C. Glasscock, chairman, president and chief executive officer of WellPoint, Inc. “We achieved continued strong growth in our National Accounts business, successfully introduced Medicare Part D products, with enrollment reaching 1.6 million members by year-end, and won five new state contracts to manage approximately 500,000 Medicaid managed care lives. We are well positioned for future growth with an array of innovative products and services that engage the consumer and promote the delivery of affordable, quality health care, including 360o Health, an innovative integrated health, well-being, and medical management program, and Lumenos Consumer Driven Health Plans (“CDHP”).”

“Our financial performance for 2006 was very strong, led by earnings per share growth of 22 percent for the year,” said David C. Colby, executive vice president and chief financial officer of WellPoint, Inc. “We continued to price our products with discipline and significantly reduce administrative costs as a percentage of total revenue. Earnings quality was high, as evidenced by operating cash flow in excess of $4.0 billion, or 130 percent of net income. We also continued our share buy-back program, repurchasing nearly $4.6 billion, or 9.2 percent, of our outstanding shares during 2006. We will continue to deploy our cash flow in a manner that strengthens operations and enhances shareholder value in 2007, and expect to return excess capital to our shareholders through our share repurchase program.”

COMPARABLE BASIS INFORMATION

On December 28, 2005, WellPoint, Inc. acquired WellChoice, Inc. For accounting purposes, the transaction was assumed to have closed on December 31, 2005. Accordingly, operations of the former WellChoice, Inc. are included in reported financial results for the periods ended in 2006. However, operations of the former WellChoice, Inc. are not included in reported financial results for the periods ended in 2005.

Unless otherwise indicated, the analysis in this press release compares reported financial results and does not adjust results for the effects of this acquisition. In certain areas, we have included “comparable basis” analyses that we believe provide more meaningful comparisons between periods, due to the inclusion of operations of the former WellChoice, Inc. in the comparable historical results. The “comparable basis” information is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported had the acquisition been completed as of the beginning of the periods presented, and should not be taken as representative or indicative of our future results. The methodologies for calculating the comparable basis information are either described within the text of the press release, or in the tables at the end of the press release where such comparable basis information is reconciled to WellPoint, Inc.’s reported GAAP financial results.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 34.1 million members at December 31, 2006. During the quarter, the Company’s ownership of a joint venture in Puerto Rico changed from a 50 percent ownership of a Medicaid managed care subsidiary to a smaller percentage ownership in the joint venture’s parent company. Accordingly, the Company will no longer include the 222,000 members related to this investment in its reported enrollment, but will continue to receive financial benefits from these members, along with the commercial and Medicare members of the joint venture’s parent company.

Excluding the impact of this 222,000 member accounting adjustment, the Company’s membership increased by 467,000 members, or 1.4 percent, from the prior year. This increase was driven by the National Accounts business which added 632,000 members during the year, representing growth of 7.3 percent. Partially offsetting the strong performance in National Accounts was a decline of 348,000 members in the Large Group business resulting from the previously-announced losses of three large groups totaling approximately 444,000 members.

Operating Revenue: Operating revenue was $14.3 billion in the fourth quarter of 2006, an increase of 28.7 percent from $11.1 billion in the prior year quarter.

On a comparable basis, fourth quarter 2006 operating revenue increased by $1.5 billion, or 12.0 percent, versus $12.8 billion in the prior year period. The increase resulted primarily from disciplined pricing, enrollment in the Company’s Medicare Part D products, the addition of the New York state prescription drug contract in 2006, and increased reimbursement in the Federal Employee Program (“FEP”).

Benefit Expense Ratio: The benefit expense ratio was 81.1 percent in the fourth quarter of 2006, a 140 basis point increase compared with 79.7 percent in the fourth quarter of 2005.

On a comparable basis, the benefit expense ratio increased by 50 basis points, from 80.6 percent in the fourth quarter of 2005. The ratio increased from the prior year due to growth in businesses with benefit expense ratios higher than the Company average, including the New York state prescription drug contract, FEP business (for which the Company is reimbursed for its costs plus a fee), Medicare Advantage plans, and State Sponsored programs. The impact of this shift in business mix was partially offset by other items, including Medicare Part D performance in the quarter.

Sequentially, the benefit expense ratio decreased by 20 basis points from 81.3 percent in the third quarter of 2006. The decrease was primarily due to seasonality, as the lower Medicare Part D benefit expense ratio was partially offset by higher medical claims resulting from more members reaching their deductibles towards the end of the calendar year. The benefit expense ratio did not decline as much as expected because the reduction in the Medicare Part D benefit expense ratio was smaller than expected due to liabilities incurred as a result of the CMS reconciliation process such as payments owed to state Medicaid programs offset by low income subsidy payments. Also during the quarter, the claims experience in FEP did not decline as much as anticipated and in three states the Company began Medicaid operations more quickly than expected. Medicaid programs typically experience a benefit expense ratio higher than the Company average.

Premium and Cost Trends: Trends include Large Group and ISG fully-insured businesses.

For the rolling 12-month period ended December 31, 2006, the primary drivers of medical trend were inpatient and outpatient costs. Full year 2006 medical cost trend was less than 8 percent, and the Company expects that full year 2007 medical cost trend will remain relatively flat at less than 8 percent. The Company continues to price its commercial business so that premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

SG&A Expense Ratio: The SG&A expense ratio was 15.7 percent in the fourth quarter of 2006, a decrease of 100 basis points from 16.7 percent in the fourth quarter of 2005. The current quarter included costs for expensing stock options in accordance with FAS 123R, which added 20 basis points to the SG&A ratio, and 10 basis points of severance costs associated with the recent reorganization.

On a comparable basis, the SG&A expense ratio declined by 110 basis points, compared with 16.8 percent in the fourth quarter of 2005. The ratio improved significantly year-over-year as the Company continued to control spending, spread administrative expenses across a growing revenue base, and realize integration synergies and efficiencies.

The SG&A expense ratio increased by 20 basis points compared with 15.5 percent in the third quarter of 2006. The increase primarily resulted from expenses relating to 2007 enrollment preparations, including investment in the Lumenos CDHP nationwide rollout, increased advertising for the Senior business open enrollment period, and the reorganization-related severance costs.

Operating Cash Flow: For the year ended December 31, 2006, operating cash flow totaled $4.0 billion, or 1.3 times net income. In the fourth quarter, operating cash flow totaled $1.4 billion or 1.8 times net income, which included payment of $209.5 million in previously-expensed settlement costs relating to the multi-district litigation.

Days in Claims Payable: Days in claims payable as of December 31, 2006, was 45.2 days, a decrease of 0.4 days from 45.6 days as of September 30, 2006. This decline was primarily attributed to a reduction in the length of time between the date of service and claim payment, and the timing of payments in the pharmacy benefit management (“PBM”) operation.

Share Repurchase Program: During the fourth quarter 2006, the Company repurchased 7.3 million shares of its common stock for $550.2 million. For the full year of 2006, the Company repurchased 60.7 million shares for nearly $4.6 billion. As of December 31, 2006, the Company’s remaining Board-approved share repurchase authorization was $949.8 million. The Company intends to utilize this authorization during early 2007, subject to market conditions. At December 31, 2006, cash and investments held at the parent company and available for general corporate use totaled approximately $1.7 billion.

REPORTABLE SEGMENTS

At December 31, 2006, WellPoint, Inc. had three reportable segments: Health Care, Specialty, and Other. Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended December 31			Year Ended December 31
	2006	2005	Change	2006	2005	Change
Operating Revenue
Health Care	$13,766.6	$10,615.6	29.7%	$53,860.6	$41,867.0	28.6%
Specialty	928.9	793.8	17.0%	3,566.2	3,066.1	16.3%
Other:
External Customers	108.5	76.4	42.0%	454.6	333.6	36.3%
Intercompany Eliminations	(484.9)	(361.8)	(34.0)%	(1,806.8)	(1,348.3)	(34.0)%

Total Other	(376.4)	(285.4)	(31.9)%	(1,352.2)	(1,014.7)	(33.3)%

Total Operating Revenue	14,319.1	11,124.0	28.7%	56,074.6	43,918.4	27.7%

Operating Gain (Loss)
Health Care	$1,097.9	$878.5	25.0%	$4,288.3	$3,418.0	25.5%
Specialty	143.2	132.8	7.8%	523.6	426.4	22.8%
Other	(19.4)	(20.0)	3.0%	(75.0)	(111.9)	33.0%

Health Care: Operating gain for the Health Care segment was approximately $1.1 billion in the fourth quarter of 2006, an increase of 25.0 percent, compared with $878.5 million in the fourth quarter of 2005.

On a comparable basis, fourth quarter 2006 operating gain increased by $143.0 million, or 15.0 percent, compared with $954.9 million in the prior year quarter. Performance in the Health Care segment improved year-over-year due to disciplined pricing and underwriting, enrollment in the Company’s Medicare Part D products, and continued SG&A expense control. Operating gain in the fourth quarter of 2006 included costs of $33.4 million for expensing stock options in accordance with FAS 123R and $15.9 million of net severance costs related to the recent reorganization.

Specialty: Operating gain for the Specialty segment totaled $143.2 million in the fourth quarter of 2006, an increase of 7.8 percent compared with $132.8 million in the fourth quarter of 2005 on both a reported and comparable basis. The increase resulted primarily from higher prescription volume in the Company’s PBM business with the addition of Medicare Part D and better overall generic mix in the mail-order operation. These increases in operating gain were partially offset by higher Vision claims expense, as favorable development in the fourth quarter of 2005 did not recur in the fourth quarter of 2006, and the sale of the Company’s at-risk Workers’ Compensation business at the end of 2005.

OUTLOOK

Full Year 2007:

•	The Company continues to expect net income of $5.53 per share.

•	Operating revenue is expected to total approximately $61.9 billion.

•	The benefit expense ratio is expected to be approximately 81.5 percent.

•	The SG&A expense ratio is expected to be approximately 14.6 percent.

•	Operating cash flow is now expected to be at least $4.4 billion, or 1.3 times net income.

•	Year-end medical enrollment is expected to be approximately 35.5 million members, representing growth for the year of 1.4 million members, or 4 percent.

First Quarter 2007:

•	The Company continues to expect net income of $1.25 per share.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	On December 28, 2005, WellPoint, Inc. acquired WellChoice, Inc. Accordingly, operations of the former WellChoice, Inc. are included in reported financial results for the periods ended in 2006. However, operations of the former WellChoice, Inc. are not included in reported financial results for the periods ended in 2005.

3.	Amounts for 2005 and prior do not include the impact of expensing stock options in accordance with FAS 123R. The Company’s 2006 reported results and its outlook for 2007, however, do include this impact.

4.	The Company expects to revise its reportable segments and customer types in the first quarter of 2007 in accordance with the new organizational structure, which reflects how management makes business decisions beginning January 1, 2007.

5.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss its fourth quarter earnings results. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 850122. The replay will be available from 1:45 p.m. EST today until the end of the day on February 7, 2007. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Wayne DeVeydt, 317-488-6390	Jim Kappel, 317-488-6400

About WellPoint, Inc.

WellPoint’s mission is to improve the lives of the people it serves and the health of its communities. WellPoint, Inc. is the largest health benefits company in terms of commercial membership in the United States. Through its nationwide networks, the company delivers a number of leading health benefit solutions through a broad portfolio of integrated health care plans and related services, along with a wide range of specialty products such as life and disability insurance benefits, pharmacy benefit management, dental, vision, behavioral health benefit services, as well as long term care insurance and flexible spending accounts. Headquartered in Indianapolis, Indiana, WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan and surrounding counties and as Blue Cross or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Medical Membership & Specialty Metrics Summary

(Unaudited and in Thousands)

				Change from
	December 31, 2006	December 31, 2005	September 30, 2006	December 31, 2005	September 30, 2006
Medical Membership
Customer Type
Large Group	16,014	16,362	15,926	(2.1)%	0.6%
Individual and Small Group	5,654	5,645	5,651	0.2%	0.1%

National Accounts	5,044	4,776	5,144	5.6%	(1.9)%
BlueCard	4,279	3,915	4,214	9.3%	1.5%

Total National	9,323	8,691	9,358	7.3%	(0.4)%

Senior	1,229	1,224	1,231	0.4%	(0.2)%
State Sponsored (1)	1,881	1,934	2,024	(2.7)%	(7.1)%

Total	34,101	33,856	34,190	0.7%	(0.3)%

Funding Arrangement
Self-Funded (1)	16,745	16,584	16,937	1.0%	(1.1)%
Fully-Insured	17,356	17,272	17,253	0.5%	0.6%

Total	34,101	33,856	34,190	0.7%	(0.3)%

Regional Membership
East	13,879	13,800	13,776	0.6%	0.7%
Central (1)	10,907	10,970	11,121	(0.6)%	(1.9)%
West	9,315	9,086	9,293	2.5%	0.2%

Total	34,101	33,856	34,190	0.7%	(0.3)%

Specialty Metrics
PBM Prescription Volume (2)	95,685	91,804	90,308	4.2%	6.0%
Behavioral Health Membership	16,937	15,669	16,048	8.1%	5.5%
Life and Disability Membership	5,970	5,826	5,956	2.5%	0.2%
Dental Membership	5,270	5,195	5,193	1.4%	1.5%
Medicare Part D Membership (3)	1,568	—	1,569	—	(0.1)%
Vision Membership	1,536	816	1,255	88.2%	22.4%

(1)	During the quarter, the Company’s ownership of a joint venture in Puerto Rico changed from a 50 percent ownership of a Medicaid managed care subsidiary to a smaller percentage ownership in the joint venture’s parent company. Accordingly, the Company will no longer include the 222,000 members related to this investment in its reported enrollment.
(2)	Represents quarterly prescription volume at the Company’s PBM operation.
(3)	Includes auto-assigned, stand-alone, Medicare Advantage, group waiver and external PBM members with the prescription drug plan benefit.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended December 31
	2006	2005	Change
Revenues
Premiums	$13,293.9	$10,285.2	29.3%
Administrative fees	880.7	705.4	24.9%
Other revenue	144.5	133.4	8.3%

Total operating revenue	14,319.1	11,124.0	28.7%
Net investment income	225.3	179.9	25.2%
Net realized gains (losses) on investments	11.1	(11.6)	—

Total revenues	14,555.5	11,292.3	28.9%

Expenses
Benefit expense	10,774.9	8,200.3	31.4%
Selling, general and administrative expense
Selling expense	424.2	376.5	12.7%
General and administrative expense	1,830.1	1,486.4	23.1%

Total selling, general and administrative expense	2,254.3	1,862.9	21.0%
Cost of drugs	68.2	69.5	(1.9)%
Interest expense	100.0	58.0	72.4%
Amortization of other intangible assets	74.3	60.2	23.4%

Total expenses	13,271.7	10,250.9	29.5%

Income before income taxes	1,283.8	1,041.4	23.3%

Income taxes	482.7	389.4	24.0%

Net income	$801.1	$652.0	22.9%

Net income per diluted share	$1.28	$1.04	23.1%

Diluted shares	627.0	629.1	(0.3)%

Benefit expense as a percentage of premiums	81.1%	79.7%	140	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.7%	16.7%	(100	)bp
Income before income taxes as a percentage of total revenues	8.8%	9.2%	(40	)bp

WellPoint, Inc.

Consolidated Statements of Income

(In millions, except per share data)	Year Ended December 31
	2006	2005	Change
	(Unaudited)
Revenues
Premiums	$51,971.9	$40,680.0	27.8%
Administrative fees	3,509.6	2,719.2	29.1%
Other revenue	593.1	519.2	14.2%

Total operating revenue	56,074.6	43,918.4	27.7%
Net investment income	878.7	633.1	38.8%
Net realized losses on investments	(0.3)	(10.2)	(97.1)%

Total revenues	56,953.0	44,541.3	27.9%

Expenses
Benefit expense	42,218.8	32,625.2	29.4%
Selling, general and administrative expense
Selling expense	1,654.5	1,474.2	12.2%
General and administrative expense	7,163.2	5,798.5	23.5%

Total selling, general and administrative expense	8,817.7	7,272.7	21.2%
Cost of drugs	301.2	288.0	4.6%
Interest expense	403.5	226.2	78.4%
Amortization of other intangible assets	297.4	238.9	24.5%

Total expenses	52,038.6	40,651.0	28.0%

Income before income taxes	4,914.4	3,890.3	26.3%

Income taxes	1,819.5	1,426.5	27.5%

Net income	$3,094.9	$2,463.8	25.6%

Net income per diluted share	$4.82	$3.94	22.3%

Diluted shares	642.1	625.8	2.6%

Benefit expense as a percentage of premiums	81.2%	80.2%	100	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.7%	16.6%	(90	)bp
Income before income taxes as a percentage of total revenues	8.6%	8.7%	(10	)bp

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	December 31, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,602.1	$2,740.2
Investments available-for-sale, at fair value	2,449.9	2,182.8
Other invested assets, current	72.8	307.0
Accrued investment income	157.2	156.8
Premiums and self-funded receivables	2,520.2	2,216.4
Other receivables	1,172.7	743.7
Securities lending collateral	904.7	1,389.9
Deferred tax assets, net	642.6	689.0
Other current assets	1,284.5	1,022.7

Total current assets	11,806.7	11,448.5

Long-term investments	15,687.4	15,106.0
Property and equipment, net	988.6	1,078.6
Goodwill	13,383.5	13,469.1
Other intangible assets	9,396.2	9,686.4
Other noncurrent assets	497.4	498.6

Total assets	$51,759.8	$51,287.2

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,290.3	$4,853.4
Reserves for future policy benefits	76.3	82.1
Other policyholder liabilities	2,240.6	1,752.3

Total policy liabilities	7,607.2	6,687.8
Unearned income	987.9	1,057.1
Accounts payable and accrued expenses	3,242.2	2,860.4
Income taxes payable	538.2	833.4
Security trades pending payable	124.8	181.8
Securities lending payable	904.7	1,389.9
Current portion of long-term debt	521.0	481.2
Other current liabilities	1,397.4	1,286.8

Total current liabilities	15,323.4	14,778.4

Long-term debt, less current portion	6,493.2	6,324.7
Reserves for future policy benefits, noncurrent	646.9	679.9
Deferred tax liability, net	3,350.2	3,267.1
Other noncurrent liabilities	1,370.3	1,244.0

Total liabilities	27,184.0	26,294.1

Shareholders’ equity
Common stock	6.1	6.6
Additional paid-in capital	19,863.5	20,915.4
Retained earnings	4,656.1	4,173.5
Unearned stock compensation	—	(82.1)
Accumulated other comprehensive income (loss)	50.1	(20.3)

Total shareholders’ equity	24,575.8	24,993.1

Total liabilities and shareholders’ equity	$51,759.8	$51,287.2

WellPoint, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
(In millions)	2006	2005
	(Unaudited)

Operating activities
Net income	$3,094.9	$2,463.8
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses on investments	0.3	10.2
Loss on disposal of assets	1.7	2.7
Deferred income taxes	273.7	(102.6)
Amortization, net of accretion	471.9	437.9
Depreciation	133.0	118.7
Share-based compensation	246.9	81.2
Excess tax benefits from share-based compensation	(136.5)	—
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(649.4)	(230.4)
Other invested assets, current	234.9	—
Other assets	(362.4)	(165.6)
Policy liabilities	874.2	46.3
Unearned income	(69.5)	(38.2)
Accounts payable and accrued expenses	(91.7)	188.6
Other liabilities	134.2	(136.7)
Income taxes	(112.0)	459.6

Net cash provided by operating activities	4,044.2	3,135.5

Investing activities
Purchases of fixed maturity securities	(11,198.0)	(17,457.0)
Proceeds from sales and maturities of fixed maturity securities	10,351.7	15,735.9
Purchases of equity securities	(2,434.5)	(4,530.6)
Proceeds from sales of equity securities	2,950.9	4,480.0
Changes in securities lending collateral	485.2	(731.4)
Purchases of subsidiaries, net of cash acquired	(25.4)	(2,589.7)
Proceeds from sales of subsidiaries, net of cash sold	—	92.8
Purchases of property and equipment	(193.9)	(161.8)
Proceeds from sales of property and equipment	6.4	10.2
Other, net	(399.7)	—

Net cash used in investing activities	(457.3)	(5,151.6)

Financing activities
Net (repayments of) proceeds from commercial paper borrowings	(306.0)	808.2
Proceeds from long-term borrowings	2,668.2	1,700.0
Repayment of long-term borrowings	(2,162.1)	(155.1)
Changes in securities lending payable	(485.2)	731.4
Changes in bank overdrafts	414.3	121.2
Repurchase and retirement of common stock	(4,550.2)	(333.4)
Proceeds from exercise of employee stock options and employee stock purchase plan	559.5	429.3
Proceeds from sale of put options	—	1.1
Excess tax benefits from share-based compensation	136.5	—
Costs related to issuance of common stock	—	(3.6)

Net cash (used in) provided by financing activities	(3,725.0)	3,299.1

Change in cash and cash equivalents	(138.1)	1,283.0
Cash and cash equivalents at beginning of year	2,740.2	1,457.2

Cash and cash equivalents at end of year	$2,602.1	$2,740.2

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Year Ended December 31
(In millions)	2006	2005	2004
	(Unaudited)
Gross medical claims payable, beginning of period	$4,853.4	$4,134.0	$1,836.0
Ceded medical claims payable, beginning of period	(27.7)	(31.9)	(8.7)

Net medical claims payable, beginning of period	4,825.7	4,102.1	1,827.3

Business combinations and purchase adjustments	(6.4)	784.5	2,331.0

Net incurred medical claims:
Current year	42,613.2	32,865.6	15,344.9
Prior years (redundancies) [1]	(617.7)	(644.9)	(171.9)

Total net incurred medical claims	41,995.5	32,220.7	15,173.0

Net payments attributable to:
Current year medical claims	37,486.0	28,997.1	12,453.2
Prior years medical claims	4,089.5	3,284.5	2,776.0

Total net payments	41,575.5	32,281.6	15,229.2

Net medical claims payable, end of period	5,239.3	4,825.7	4,102.1
Ceded medical claims, end of period	51.0	27.7	31.9

Gross medical claims payable, end of period	$5,290.3	$4,853.4	$4,134.0

Current year medical claims paid as a percent of current year net incurred medical claims	88.0%	88.2%	81.2	% [2]

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	14.7%	18.7%	10.4%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - as reported [3]	1.9%	4.2%	1.4%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - adjusted for acquisitions [3]	1.6%	2.1%	1.4%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
[2]	This ratio is impacted by having only one month of net incurred medical claims and payments for the former WellPoint Health Networks Inc. (“WHN”) in 2004. If WHN had not been included in 2004, current year medical claims payments would have been $12,057.7 million, current year net incurred medical claims would have been $13,835.1 million and the adjusted ratio would have been 87.2%.
[3]	For all periods presented, except for the year ended December 31, 2004, the reported ratio of prior year redundancies in the current period to prior year net incurred medical claims is impacted by certain acquisitions (the former WellChoice, Inc. in 2005 and WHN in 2004). The Company has provided ratios adjusted for these acquisitions in order to demonstrate these impacts. Refer to the table entitled, “Reconciliation of Medical Claims Payable - Adjusted Ratios” for details regarding the respective calculation methodologies.

WellPoint, Inc.

Reconciliation of Medical Claims Payable - Adjusted Ratios

(Unaudited)

Note: Below are reconciliations for the adjusted ratios of prior year redundancies in the current period to prior year net incurred medical claims that are included in table entitled, “Reconciliation of Medical Claims Payable.”

Ratio for the Year Ended December 31, 2006

This ratio is impacted by having no net incurred medical claims for the former WellChoice, Inc. (“WC”) in 2005.

Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2006 (As Reported)	$617.7
Net incurred medical claims - year ended December 31, 2005 (As Reported)	$32,865.6
Ratio (As Reported)	1.9%
Net incurred medical claims - year ended December 31, 2005 (Comparable Basis) [1]	$37,676.0
Ratio (As Adjusted)	1.6%

[1]	Represents comparable benefit expense, assuming WC had been owned for the entire year ended December 31, 2005.

Ratio for the Year Ended December 31, 2005

This ratio is impacted by having only one month of net incurred medical claims for the former WellPoint Health Networks Inc. (“WHN”) in 2004.

Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2005 (As Reported)	$644.9
Net incurred medical claims - year ended December 31, 2004 (As Reported)	$15,344.9
Ratio (As Reported)	4.2%
Net incurred medical claims - year ended December 31, 2004 (Comparable Basis) [2]	$30,819.1
Ratio (As Adjusted)	2.1%

[2]	Represents comparable benefit expense, assuming WHN had been owned for the entire year ended December 31, 2004.

WellPoint, Inc.

Selected Financial Data - Comparable Basis Analysis

(Unaudited)

(In millions)	As Reported Three Months Ended December 31				Comparable Basis (1) Three Months Ended December 31
	2006	2005	% Change		2005	$ Change	% Change
Revenues
Premiums	$13,293.9	$10,285.2	29.3%		$11,792.6	$1,501.3	12.7%
Administrative fees	880.7	705.4	24.9%		855.6	25.1	2.9%
Other revenue	144.5	133.4	8.3%		132.5	12.0	9.1%

Total operating revenue	14,319.1	11,124.0	28.7%		12,780.7	1,538.4	12.0%
Expenses
Benefit expense	10,774.9	8,200.3	31.4%		9,506.2	1,268.7	13.3%
Selling, general and administrative expense
Selling expense	424.2	376.5	12.7%		396.2	28.0	7.1%
General and administrative expense	1,830.1	1,486.4	23.1%		1,748.7	81.4	4.7%

Total selling, general and administrative expense	2,254.3	1,862.9	21.0%		2,144.9	109.4	5.1%
Cost of drugs	68.2	69.5	(1.9)%		69.5	(1.3)	(1.9)%

Benefit expense as a percentage of premiums	81.1%	79.7%	140	bp	80.6%		50	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.7%	16.7%	(100	)bp	16.8%		(110	)bp

(In millions)	As Reported Year Ended December 31				Comparable Basis (1) Year Ended December 31
	2006	2005	% Change		2005	$ Change	% Change
Revenues
Premiums	$51,971.9	$40,680.0	27.8%		$46,531.1	$5,440.8	11.7%
Administrative fees	3,509.6	2,719.2	29.1%		3,325.0	184.6	5.6%
Other revenue	593.1	519.2	14.2%		518.2	74.9	14.5%

Total operating revenue	56,074.6	43,918.4	27.7%		50,374.3	5,700.3	11.3%
Expenses
Benefit expense	42,218.8	32,625.2	29.4%		37,676.0	4,542.8	12.1%
Selling, general and administrative expense
Selling expense	1,654.5	1,474.2	12.2%		1,549.6	104.9	6.8%
General and administrative expense	7,163.2	5,798.5	23.5%		6,770.0	393.2	5.8%

Total selling, general and administrative expense	8,817.7	7,272.7	21.2%		8,319.6	498.1	6.0%
Cost of drugs	301.2	288.0	4.6%		288.0	13.2	4.6%

Benefit expense as a percentage of premiums	81.2%	80.2%	100	bp	81.0%		20	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.7%	16.6%	(90	)bp	16.5%		(80	)bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation.”

WellPoint, Inc.

Reportable Segment Highlights - Comparable Basis Analysis

(Unaudited)

(In millions)	As Reported Three Months Ended December 31				Comparable Basis (1) Three Months Ended December 31
	2006	2005	% Change		2005	$ Change	% Change
Operating Revenue
Health Care Segment	$13,766.6	$10,615.6	29.7%		$12,232.7	$1,533.9	12.5%
Specialty Segment	928.9	793.8	17.0%		801.8	127.1	15.9%
Other Segment	(376.4)	(285.4)	(31.9)%		(253.8)	(122.6)	(48.3)%

Total Operating Revenue	14,319.1	11,124.0	28.7%		12,780.7	1,538.4	12.0%

Operating Gain (Loss)
Health Care Segment	$1,097.9	$878.5	25.0%		$954.9	$143.0	15.0%
Specialty Segment	143.2	132.8	7.8%		132.8	10.4	7.8%
Other Segment	(19.4)	(20.0)	3.0%		(27.6)	8.2	29.7%

Operating Margin (2)
Health Care Segment	8.0%	8.3%	(30	) bp	7.8%		20	bp
Specialty Segment	15.4%	16.7%	(130	) bp	16.6%		(120	)bp

(In millions)	As Reported Year Ended December 31				Comparable Basis (1) Year Ended December 31
	2006	2005	% Change		2005	$ Change	% Change
Operating Revenue
Health Care Segment	$53,860.6	$41,867.0	28.6%		$48,159.6	$5,701.0	11.8%
Specialty Segment	3,566.2	3,066.1	16.3%		3,098.2	468.0	15.1%
Other Segment	(1,352.2)	(1,014.7)	(33.3)%		(883.5)	(468.7)	(53.1)%

Total Operating Revenue	56,074.6	43,918.4	27.7%		50,374.3	5,700.3	11.3%

Operating Gain (Loss)
Health Care Segment	$4,288.3	$3,418.0	25.5%		$3,789.6	$498.7	13.2%
Specialty Segment	523.6	426.4	22.8%		426.9	96.7	22.7%
Other Segment	(75.0)	(111.9)	33.0%		(125.8)	50.8	40.4%

Operating Margin (2)
Health Care Segment	8.0%	8.2%	(20	)bp	7.9%		10	bp
Specialty Segment	14.7%	13.9%	80	bp	13.8%		90	bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Reclassified Reportable Segment Highlights - Comparable Basis Reconciliation.”
(2)	Operating margin is calculated as operating gain as a percentage of operating revenue.

WellPoint, Inc.

Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation

(Unaudited)

	Three Months Ended December 31, 2005
(In millions)	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)

Revenues
Premiums	$10,410.0	$(124.8)	$10,285.2	$1,480.5	$26.9	$1,507.4	$11,792.6
Administrative fees	707.1	(1.7)	705.4	139.7	10.5	150.2	855.6
Other revenue (expense)	146.9	(13.5)	133.4	(0.9)	—	(0.9)	132.5

Total operating revenue	11,264.0	(140.0)	11,124.0	1,619.3	37.4	1,656.7	12,780.7
Net investment income	179.9	—	179.9	25.2	—	25.2	205.1
Net realized (losses) gains on investments	(11.6)	—	(11.6)	0.6	—	0.6	(11.0)

Total revenues	11,432.3	(140.0)	11,292.3	1,645.1	37.4	1,682.5	12,974.8

Expenses
Benefit expense	8,340.3	(140.0)	8,200.3	1,283.4	22.5	1,305.9	9,506.2
Selling, general and administrative expense
Selling expense	376.5	—	376.5	—	19.7	19.7	396.2
General and administrative expense	1,486.4	—	1,486.4	267.1	(4.8)	262.3	1,748.7

Total selling, general and administrative expense	1,862.9	—	1,862.9	267.1	14.9	282.0	2,144.9
Cost of drugs	69.5	—	69.5	—	—	—	69.5
Interest expense	58.0	—	58.0	—	—	—	58.0
Amortization of other intangible assets	60.2	—	60.2	—	—	—	60.2

Total expenses	10,390.9	(140.0)	10,250.9	1,550.5	37.4	1,587.9	11,838.8
Income before income taxes	1,041.4	—	1,041.4	94.6	—	94.6	1,136.0
Income taxes	389.4	—	389.4	45.6	—	45.6	435.0

Net income	$652.0	$—	$652.0	$49.0	$—	$49.0	$701.0

Benefit expense as a percentage of premiums	80.1%		79.7%	86.7%		86.6%	80.6%
Selling, general and administrative expense as a percentage of total operating revenue	16.5%		16.7%	16.5%		17.0%	16.8%

(1)	WLP = WellPoint, Inc.; WC = WellChoice, Inc.
(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization. In connection with the acquisition of WellChoice, Inc., the Company adopted a consistent practice for reporting minimum premium amendments to fully-insured contracts throughout the combined enterprise.
(3)	The “Comparable Basis” information was calculated by adding the reclassified consolidated statements of income for WellPoint, Inc. and the former WellChoice, Inc.

This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from WellPoint, Inc.’s acquisition of WellChoice, Inc.

“Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellChoice, Inc.

“Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2005.

WellPoint, Inc.

Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation

(Unaudited)

	Year Ended December 31, 2005
(In millions)	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)

Revenues
Premiums	$41,216.7	$(536.7)	$40,680.0	$5,862.4	$(11.3)	$5,851.1	$46,531.1
Administrative fees	2,729.9	(10.7)	2,719.2	561.5	44.3	605.8	3,325.0
Other revenue (expense)	566.5	(47.3)	519.2	(1.0)	—	(1.0)	518.2

Total operating revenue	44,513.1	(594.7)	43,918.4	6,422.9	33.0	6,455.9	50,374.3
Net investment income	633.1	—	633.1	85.6	—	85.6	718.7
Net realized (losses) gains on investments	(10.2)	—	(10.2)	4.8	—	4.8	(5.4)

Total revenues	45,136.0	(594.7)	44,541.3	6,513.3	33.0	6,546.3	51,087.6

Expenses
Benefit expense	33,219.9	(594.7)	32,625.2	5,078.4	(27.6)	5,050.8	37,676.0
Selling, general and administrative expense
Selling expense	1,474.2	—	1,474.2	—	75.4	75.4	1,549.6
General and administrative expense	5,798.5	—	5,798.5	986.3	(14.8)	971.5	6,770.0

Total selling, general and administrative expense	7,272.7	—	7,272.7	986.3	60.6	1,046.9	8,319.6
Cost of drugs	288.0	—	288.0	—	—	—	288.0
Interest expense	226.2	—	226.2	—	—	—	226.2
Amortization of other intangible assets	238.9	—	238.9	—	—	—	238.9

Total expenses	41,245.7	(594.7)	40,651.0	6,064.7	33.0	6,097.7	46,748.7
Income before income taxes	3,890.3	—	3,890.3	448.6	—	448.6	4,338.9
Income taxes	1,426.5	—	1,426.5	178.4	—	178.4	1,604.9

Net income	$2,463.8	$—	$2,463.8	$270.2	$—	$270.2	$2,734.0

Benefit expense as a percentage of premiums	80.6%		80.2%	86.6%		86.3%	81.0%
Selling, general and administrative expense as a percentage of total operating revenue	16.3%		16.6%	15.4%		16.2%	16.5%

(1)	WLP = WellPoint, Inc.; WC = WellChoice, Inc.
(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization. In connection with the acquisition of WellChoice, Inc., the Company adopted a consistent practice for reporting minimum premium amendments to fully-insured contracts throughout the combined enterprise.
(3)	The “Comparable Basis” information was calculated by adding the reclassified consolidated statements of income for WellPoint, Inc. and the former WellChoice, Inc.

This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from WellPoint, Inc.’s acquisition of WellChoice, Inc.

“Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellChoice, Inc.

“Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2005.

WellPoint, Inc.

Reclassified Reportable Segment Highlights - Comparable Basis Reconciliation

(Unaudited)

	Three Months Ended December 31, 2005
(In millions)	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)

Operating Revenue (4)
Health Care	$10,782.8	$(167.2)	$10,615.6	$—	$1,617.1	$1,617.1	$12,232.7
Specialty	748.7	45.1	793.8	—	8.0	8.0	801.8
Other	(267.5)	(17.9)	(285.4)	—	31.6	31.6	(253.8)
Commercial Managed Care	—	—	—	1,398.9	(1,398.9)	—	—
Other Insurance Products and Services	—	—	—	220.4	(220.4)	—	—

Total operating revenue	11,264.0	(140.0)	11,124.0	1,619.3	37.4	1,656.7	12,780.7

Operating Gain (Loss) (4)
Health Care	896.2	(17.7)	878.5	—	76.4	76.4	954.9
Specialty	115.1	17.7	132.8	—	—	—	132.8
Other	(20.0)	—	(20.0)	—	(7.6)	(7.6)	(27.6)
Commercial Managed Care	—	—	—	95.1	(95.1)	—	—
Other Insurance Products and Services	—	—	—	(26.3)	26.3	—	—

	Year Ended December 31, 2005
(In millions)	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Operating Revenue (4)
Health Care	$42,597.5	$(730.5)	$41,867.0	$—	$6,292.6	$6,292.6	$48,159.6
Specialty	2,863.1	203.0	3,066.1	—	32.1	32.1	3,098.2
Other	(947.5)	(67.2)	(1,014.7)	—	131.2	131.2	(883.5)
Commercial Managed Care	—	—	—	5,530.7	(5,530.7)	—	—
Other Insurance Products and Services	—	—	—	892.2	(892.2)	—	—

Total operating revenue	44,513.1	(594.7)	43,918.4	6,422.9	33.0	6,455.9	50,374.3

Operating Gain (Loss) (4)
Health Care	3,459.0	(41.0)	3,418.0	—	371.6	371.6	3,789.6
Specialty	388.1	38.3	426.4	—	0.5	0.5	426.9
Other	(114.6)	2.7	(111.9)	—	(13.9)	(13.9)	(125.8)
Commercial Managed Care	—	—	—	331.5	(331.5)	—	—
Other Insurance Products and Services	—	—	—	26.7	(26.7)	—	—

(1)	WLP = WellPoint, Inc.; WC = WellChoice, Inc.
(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization. In connection with the acquisition of WellChoice, Inc., the Company adopted a consistent practice for reporting minimum premium amendments to fully-insured contracts throughout the combined enterprise.
(3)	The “Comparable Basis” information was calculated by adding the reclassified consolidated statements of income for WellPoint, Inc. and the former WellChoice, Inc.

This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from WellPoint, Inc.’s acquisition of WellChoice, Inc.

“Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellChoice, Inc.

“Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported,

had the acquisition been completed as of January 1, 2005.

(4)	Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about WellPoint, Inc. (“WellPoint”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits, managed care and pharmacy benefit management operations; risks and uncertainties regarding the Medicare Part D Prescription Drug benefits program, including potential uncollectability of receivables resulting from processing and/or verifying enrollment (including facilitated enrollment), inadequacy of underwriting assumptions, inability to receive and process information, uncollectability of premium from members, increased pharmaceutical costs, and the underlying seasonality of the business; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to contract with providers consistent with past practice; other potential uses of cash in the future that present attractive alternatives to share repurchases; our ability to achieve expected synergies and operating efficiencies in the WellChoice, Inc. acquisition within the expected time frames or at all, and to successfully integrate our operations; our ability to meet expectations regarding repurchases of shares of our common stock; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s various SEC reports, including but not limited to WellPoint’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Reports on Form 10-Q for the reporting periods of 2006.

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